Exhibit 99.1
Granite Reports First Quarter 2024 Results
•Q1 revenue increased 20% year-over-year to $672 million
•Q1 diluted EPS of $(0.70) and adjusted diluted EPS (1) of $(0.21)
•Q1 operating cash flow increased $101 million year-over-year to $24 million
•Reorganized operations to align leadership with reportable segments
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended March 31, 2024.
First Quarter 2024 Results
Net loss attributable to Granite Construction Incorporated totaled $31 million, or $(0.70) per diluted share, compared to net loss attributable to Granite Construction Incorporated of $23 million, or $(0.53) per diluted share, for the same period in the prior year. Adjusted net loss attributable to Granite Construction Incorporated (1) totaled $9 million, or $(0.21) per diluted share, compared to adjusted net loss attributable to Granite Construction Incorporated (1) of $14 million, or $(0.33) per diluted share, for the same period in the prior year.
•Revenue increased $112 million to $672 million compared to $560 million for the same period in the prior year. The Construction and Materials segments posted year-over-year increases of 18% and 36%, respectively.
•Gross profit increased $22 million to $54 million compared to $32 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $15 million to $88 million, or 13.1%, of revenue, compared to $73 million, or 13.1%, of revenue, for the same period in the prior year. The increase in SG&A expenses was primarily due to $7 million of additional stock based compensation expense and $5 million of SG&A expenses from acquired businesses year-over-year.
•Adjusted EBITDA (1) totaled $14 million compared to $(4) million for the same period in the prior year.
•Operating cash flow increased $101 million year-over-year to $24 million, a continuation of the increases we saw in the second half of 2023.
•Committed and Awarded Projects (“CAP”) (2) decreased $47 million sequentially and increased $395 million year-over-year to $5.5 billion.
"We continued to build on our momentum from 2023, and our teams are off to a strong start in 2024 driving revenue growth and significantly improved operating cash flow compared to the first quarter of 2023,” said Kyle Larkin, Granite President and Chief Executive Officer. “In addition, during the quarter, we aligned operational leadership and decision making around the construction and materials segments. We believe this will allow us to better leverage our teams’ expertise and position us to drive top and bottom line growth in 2024 and beyond.”

(1)Adjusted net loss attributable to Granite Construction Incorporated, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three Months ended March 31, 2024 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended March 31,
	2024	2023	Change

Revenue	$595,213	$503,416	$91,797	18.2%
Gross profit	$56,828	$36,705	$20,123	54.8%
Gross profit as a percent of revenue	9.5%	7.3%
Revenue increased year-over-year, led by operations in California, Utah and the Midwest and driven by more favorable weather conditions in 2024 and higher levels of CAP going into the current quarter, as well as $6 million of revenue from acquired businesses. Gross profit increased year-over-year as a result of the increase in revenue and a decrease in negative revisions in estimates. The increase in gross profit was offset by gross losses from acquired businesses of $5 million including purchase accounting-related step-up depreciation and intangible asset amortization of $3 million.

CAP remained flat at $5.5 billion sequentially and increased $395 million year-over-year from $5.1 billion as of March 31, 2023. As of March 31, 2024, CAP in California was unchanged from year-end at $2.4 billion. Both public and private markets continue to be strong with substantial opportunities to build CAP in the second quarter and remainder of 2024.

Materials Segment
	Three Months Ended March 31,
	2024	2023	Change
Revenue	$77,062	$56,652	$20,410	36.0%
Gross profit	$(2,543)	$(4,346)	$1,803	(41.5)%
Gross profit as a percent of revenue	(3.3)%	(7.7)%
Revenue increased year-over-year driven by revenue from acquired businesses of $10 million, higher asphalt and aggregate sales prices, and an increase in volumes. The increase in volumes primarily relates to more favorable weather conditions in 2024. Gross profit increased due to higher sales prices but was partially offset by losses from acquired businesses during the quarter. Acquired businesses recognized a gross loss of $3 million, of which $2 million was due to purchase accounting-related step-up depreciation and intangible asset amortization.

Outlook
Our guidance for 2024 is unchanged, with the exception of adjusted EBITDA margin. Adjusted EBITDA margin guidance has increased from a range of 9.0% to 11.0% to a range of 9.5% to 11.5% after giving consideration for the exclusion of stock based compensation expense in our adjusted EBITDA margin.
•Revenue in the range of $3.8 billion to $4.0 billion
•Adjusted EBITDA margin in the range of 9.5% to 11.5%
•SG&A expense in the range of 7.5% to 8.0% of revenue
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $130 million to $150 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.
Conference Call
Granite will conduct a conference call today, May 2, 2024, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2024. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through May 9, 2024, by calling 1-877-344-7529, replay access code 5065393; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, that our reorganized operations will allow us to better leverage our teams’ expertise and position us to drive top and bottom line growth in 2024 and beyond, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, that our reorganized operations will allow us to better leverage our teams’ expertise and position us to drive top and bottom line growth in 2024 and beyond, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$321,752	$417,663
Short-term marketable securities	15,500	35,863
Receivables, net	429,830	598,705
Contract assets	306,004	262,987
Inventories	116,957	103,898
Equity in construction joint ventures	168,985	171,233
Other current assets	59,078	53,102
Total current assets	1,418,106	1,643,451
Property and equipment, net	665,524	662,864
Investments in affiliates	92,677	92,910
Goodwill	160,842	155,004
Intangible assets	113,201	117,322
Right of use assets	79,580	78,176
Deferred income taxes, net	8,108	8,179
Other noncurrent assets	56,997	55,634
Total assets	$2,595,035	$2,813,540

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$39,986	$39,932
Accounts payable	347,382	408,363
Contract liabilities	223,964	243,848
Accrued expenses and other current liabilities	325,103	337,740
Total current liabilities	936,435	1,029,883
Long-term debt	513,203	614,781
Long-term lease liabilities	65,115	63,548
Deferred income taxes, net	3,636	3,708
Other long-term liabilities	72,041	74,654
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 44,149,644 shares as of March 31, 2024 and 43,944,118 shares as of December 31, 2023	441	439
Additional paid-in capital	479,680	474,134
Accumulated other comprehensive income	1,290	881
Retained earnings	465,047	501,844
Total Granite Construction Incorporated shareholders’ equity	946,458	977,298
Non-controlling interests	58,147	49,668
Total equity	1,004,605	1,026,966
Total liabilities and equity	$2,595,035	$2,813,540

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue
Construction	$595,213	$503,416
Materials	77,062	56,652
Total revenue	672,275	560,068
Cost of revenue
Construction	538,385	466,711
Materials	79,605	60,998
Total cost of revenue	617,990	527,709
Gross profit	54,285	32,359
Selling, general and administrative expenses	87,993	73,122
Other costs, net	11,010	4,523
Gain on sales of property and equipment, net	(1,418)	(2,037)
Operating loss	(43,300)	(43,249)
Other (income) expense
Interest income	(6,702)	(3,762)
Interest expense	8,083	2,891
Equity in income of affiliates, net	(3,970)	(5,187)
Other income, net	(1,743)	(1,950)
Total other income, net	(4,332)	(8,008)
Loss before income taxes	(38,968)	(35,241)
Benefit from income taxes	(9,526)	(9,469)
Net loss	(29,442)	(25,772)
Amount attributable to non-controlling interests	(1,541)	2,749
Net loss attributable to Granite Construction Incorporated	$(30,983)	$(23,023)

Net loss per share attributable to common shareholders:
Basic	$(0.70)	$(0.53)
Diluted	$(0.70)	$(0.53)
Weighted average shares outstanding:
Basic	43,988	43,764
Diluted	43,988	43,764

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2024	2023
Operating activities
Net loss	$(29,442)	$(25,772)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	29,068	19,733
Amortization related to long-term debt	758	472
Gain on sales of property and equipment, net	(1,418)	(2,037)
Stock-based compensation	12,895	4,828
Equity in net income from unconsolidated construction joint ventures	(2,290)	(911)
Net income from affiliates	(3,970)	(5,187)
Other non-cash adjustments	(691)	(151)
Changes in assets and liabilities	19,163	(67,663)
Net cash provided by (used in) operating activities	$24,073	$(76,688)
Investing activities
Maturities of marketable securities	20,000	10,000
Purchases of property and equipment	(27,871)	(40,461)
Proceeds from sales of property and equipment	2,535	4,518
Proceeds from company owned life insurance	—	1,545
Return of investment in affiliates	693	—
Cash paid for purchase price adjustments on business acquisition	(6,119)	—
Collection of notes receivable	—	62
Net cash used in investing activities	$(10,762)	$(24,336)
Financing activities
Debt principal repayments	(102,140)	(256)
Cash dividends paid	(5,713)	(5,687)
Repurchases of common stock	(7,416)	(3,523)
Contributions from non-controlling partners	10,000	17,600
Distributions to non-controlling partners	(3,950)	(1,350)
Other financing activities, net	(3)	—
Net cash provided by (used in) financing activities	$(109,222)	$6,784
Net decrease in cash, cash equivalents	(95,911)	(94,240)
Cash, cash equivalents at beginning of period	417,663	293,991
Cash, cash equivalents at end of period	$321,752	$199,751

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to exclude the impact of stock-based compensation expense and other costs, net, which include legal fees for the defense of a former Company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs and strategic acquisition and divestiture expenses.
We provide adjusted income (loss) before income taxes, adjusted provision for (benefit from) income taxes, adjusted net income (loss) attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings (loss) per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible amortization expense and acquisition-related depreciation in 2024 and 2023, and
•Stock-based compensation expense.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
	2024	2023
EBITDA:
Net loss attributable to Granite Construction Incorporated	$(30,983)	$(23,023)
Net loss margin (2)	(4.6)%	(4.1)%

Depreciation, depletion and amortization expense (3)	29,273	19,874
Benefit from income taxes	(9,526)	(9,469)
Interest (income) expense, net	1,381	(871)
EBITDA(1)	$(9,855)	$(13,489)
EBITDA margin(1)(2)	(1.5)%	(2.4)%

ADJUSTED EBITDA:
Other costs, net	11,010	4,523
Stock-based compensation (4)	12,895	4,828
Adjusted EBITDA(1)	$14,050	$(4,138)
Adjusted EBITDA margin(1)(2)	2.1%	(0.7)%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and stock-based compensation expense, as described above.
(2)Represents net loss, EBITDA and adjusted EBITDA divided by consolidated revenue of $672 million and $560 million, for the three months ended March 31, 2024 and 2023, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.
(4)In the first quarter of 2024, we revised the adjusted EBITDA calculation to exclude the impact of stock-based compensation expense. The prior period adjusted EBITDA has been recast to conform to current presentation.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Loss before income taxes	$(38,968)	$(35,241)
Other costs, net	11,010	4,523
Transaction costs	5,593	2,494
Stock-based compensation (1)	12,895	4,828
Adjusted loss before income taxes	$(9,470)	$(23,396)

Benefit from income taxes	$(9,526)	$(9,469)
Tax effect of adjusting items (2)	7,669	3,080
Adjusted benefit from income taxes	$(1,857)	$(6,389)

Net loss attributable to Granite Construction Incorporated	$(30,983)	$(23,023)
After-tax adjusting items	21,829	8,765
Adjusted net loss attributable to Granite Construction Incorporated	$(9,154)	$(14,258)

Diluted weighted average shares of common stock	43,988	43,764

Diluted net loss per share attributable to common shareholders	$(0.70)	$(0.53)
After-tax adjusting items per share attributable to common shareholders	0.49	0.20
Adjusted diluted loss per share attributable to common shareholders	$(0.21)	$(0.33)
(1)In the first quarter of 2024, we revised the adjusted net income calculation to exclude the impact of stock-based compensation expense. The prior period adjusted net income and diluted loss per share calculations have been recast to conform to current presentation.
(2)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax

Contacts:
Investors
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Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated